UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 15, 2008

MMC ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51968	98-0493819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Broadway, Suite 960 New York, NY	10004
(Address of Principal Executive Offices)	(Zip Code)

(212) 977-0900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 15, 2008, MMC Energy, Inc (“MMC”) entered into an Equipment and Services Agreement (the “Agreement”) with GE Packaged Power, Inc., a subsidiary of General Electric, pursuant to which MMC agreed to purchase one LM-6000 PC Sprint natural gas-fired turbine from GE to be used in its Escondido Energy Upgrade Project (the “Project”), a 50 MW natural gas-fired power plant in Chula Vista, San Diego County, California.

The total purchase price for the turbine is approximately $15.3 million, to be paid in several installments through December 31, 2008. The total purchase price is subject to minor adjustment contingent upon final optional accessories selected by MMC. Upon certain specified events, MMC may be obligated to pay a termination fee to GE in connection with termination of the Agreement. The turbine is the primary equipment to be used in the Project, and will allow MMC to increase its capacity at the Escondido site, currently 44MW, as well as to greatly improve its efficiency and reduce its emissions generated per MW-hour.

MMC previously announced on January 29, 2008 that it had received approval from the City of Escondido's City Council for a zoning amendment for its planned 46.5 MW Escondido Energy Upgrade Project. MMC previously announced Escondido Planning Commission approval for a conditional use permit for the Escondido Project. The project remains contingent on a pending application for a permit to construct with the San Diego Air Pollution Control District.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

99.1	Press Release, dated, May 20, 2008, issued by MMC Energy, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 20, 2008	MMC ENERGY, INC.

	By:	/s/ Denis Gagnon
Name: Denis Gagnon
Title: Chief Financial Officer